Exhibit 10.11

February 27, 2015

Re.: Offer of Employment

Dear Julie:

I am pleased to offer you a full time position as Chief Operating Officer with Stitch Fix, Inc. (the “Company”). If you decide to join us, you will receive an annual base salary of $450,000. Your salary will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

As a full time employee, you will be eligible to receive certain employee benefits, including the eligibility to participate in the Company’s medical, dental and vision insurance plan, subject to the terms and conditions of the applicable benefit plan or policy. The Company reserves its right to modify job titles, salaries and benefits as it deems necessary and in its sole discretion. You will also be eligible to earn up to 10 business days of paid vacation annually, and be paid for Company holidays, in accordance with the vacation and holiday policies. If you work in San Francisco, you may be eligible for certain benefits required by local law, including paid sick leave, health care security and commuter benefits. Please see the Company policies for employees working in San Francisco for more details.

If you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grants you an incentive option to purchase 852,069 shares of the Company’s common stock (the “Option”). Subject to Company’s Board of Directors’ approval, you will be granted such stock option in accordance with the Company’s 2011 Equity Incentive Plan (the “Plan”) and related option documents. You will be required to sign the applicable Stock Option agreement (“the Agreement”) and the options will be subject to the terms and conditions of the Plan and the Agreement. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Company’s Board of Directors. Twenty-five (25%) of the shares subject to the Option shall vest upon completion of a twelve month employment at the Company and the remaining shares subject to the Option shall vest in equal monthly installments over the next thirty-six months subject to your continued service with the Company through each vesting date, as described in the applicable option agreement. No right to any equity is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

The Company is excited about you joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The at will employment relationship between you and the Company may not be changed, except by a specific written agreement signed by the President of the Company. We request that, in the event of resignation, you give the Company at least two (2) weeks’ notice.

This offer of employment is conditioned upon the following:

a. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. If we do conduct a background check using an outside agency, you will be provided a disclosure and authorization form and a notice of your rights, as applicable. This job offer is contingent upon our receipt of satisfactory results from such a background investigation and/or reference check, if any.

b. For purposes of federal immigration law compliance, you will be required to provide to the Company appropriate evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

c. You will be required to sign an acknowledgment that you have read and will comply with the Company’s rules of conduct, which are included in the Company Employee Handbook. As a Company employee, you will be required to abide by all Company policies and directives.

d. You are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement, a copy of which is included with this letter. Please note that we must receive your signed agreement within the first three business days of employment.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. By signing this offer letter, you represent that you are not party to any agreements that prevent you from performing the duties of the position for which you are being hired by the Company. Moreover, you agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree that except as authorized by the owner of the information, you will not provide any third party confidential information to the Company, including that which belongs to your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

This letter, along with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement and Company’s 2011 Equity Incentive Plan and Stock Option agreement, sets forth the entire terms of your employment with the Company, and supersedes any prior representations or agreements including, any representations made during your recruitment, interviews and pre-employment negotiations, whether written or oral. The terms of employment stated in this letter, including the at-will employment provision, may not be modified or amended except by a specific written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Wednesday, March 4, 2015.

To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be April 20, 2015.

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Katrina Lake
Katrina Lake CEO

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I have read the offer letter, above, in its entirety and accept employment with Stitch Fix, Inc. on the terms and conditions stated above. I agree that I am employed by Stitch Fix, Inc. on an at will employment basis, and that my at will employment relationship may not be changed except by a specific written agreement signed by the President of Stitch Fix, Inc. and me.

Agreed to and accepted:

Signature:	/s/ Julie Bornstein

Name:	Julie Bornstein

Date:	3/12/15